EXHIBIT 11
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


(in thousands, except per-share data)
                                        FOR THE YEARS ENDED DECEMBER 31,
                                        1995        1994        1993
Net income used for earnings per
     share calculation                  $105,333    $ 66,196    $ 56,115
Earnings Per Common Share:
Weighted average outstanding shares (1)  133,331     129,570     127,970
Net effect of outstanding options (1)      5,565       5,040       7,232
Weighted average common and common
     equivalent shares outstanding (1)   138,896     134,610     135,202
Net income per share (1)                $   0.76    $   0.49    $   0.42


Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.


Note:

(1) Share and per-share information applicable to prior periods has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.